INTERPHARM HOLDINGS, INC. AND SUBSIDIARIES

                                                                    Exhibit 21.1

                              List of subsidiaries

Name of Subsidiary                        Jurisdiction      Ownership Percentage
------------------------------------- -------------------  ---------------------
Interpharm, Inc.                            New York                 100%
Micro Computer Store, Inc.                  New York                 100%
Innovative Business Micros, Inc.            New York                 100%
Logix Solutions, Inc.                       Colorado                 90%
Saturn Chemical, LLC                        New York                 100%
Interpharm Realty, LLC                      New York                 100%
Interpharm Development Private, LTD           India                  100%